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                                  May 6, 1998

Certified Grocers of California, Ltd.
2601 South Eastern Avenue
Los Angeles, CA 90040

  Re: Form S-2 Registration Statement of Certified Grocers of California, Ltd.

Ladies and Gentlemen:

  This opinion is rendered to you in connection with a Registration Statement on Form S-2 (the "Registration Statement") being filed by Certified Grocers of California, Ltd. (the "Company") with the Securities and Exchange Commission on May 6, 1998 in connection with the registration under the Securities Act of 1933, as amended, of $50,000,000 Partially Subordinated Patrons' Deposit Accounts (the "Deposit Accounts") of the Company.

  We have acted as counsel for the Company in connection with the preparation of the Registration Statement. In rendering the opinion expressed below, we have examined the following agreements, instruments and other documents:

    (a) The form of Retail Grocer Application and Agreement for Service Affiliation with and the Purchase of Shares of Certified Grocers of California, Ltd. and Pledge Agreement;

    (b) The form of Account Guarantee Deposit (Member Patron);

    (c) The form of Retail Grocer Application and Agreement for Continuing Service Affiliation with Certified Grocers of California, Ltd. and Pledge Agreement;

    (d) The form of Retail Grocer Application for Service Affiliation as Associate Patron of Certified Grocers of California, Ltd. and Pledge Agreement;

    (e) The forms of Subordination Agreement executed by member patrons before January 14, 1994;

    (f) The forms of Subordination Agreement executed by associate patrons before January 14, 1994;

    (g) The form of Subordination Agreement executed by member patrons on or after January 14, 1994;

    (h) The form of Subordination Agreement executed by associate patrons on or after January 14, 1994; and

    (i) Such corporate records, officers' certificates and other documents as we have deemed necessary as a basis for the opinion expressed below.

  In rendering the opinion set forth below, we have assumed:

    (1) The genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies, and the authenticity of all such originals; and

    (2) The conformity of all executed agreements and other documents to the forms of such agreements and other documents reviewed by us in rendering this opinion.

  On the basis of the foregoing, and subject to the qualifications and limitations set forth below, it is our opinion that the Deposit Accounts will, upon the offering and sale thereof in the manner referred to in the Registration Statement, be binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                                  Exhibit 5.1
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  This opinion letter is solely for your benefit in connection with the subject transaction, and it may not be relied upon by or quoted to, nor, except as stated in the immediately following paragraph, may copies of it be delivered to or used by, any other person for any purpose whatsoever without our prior written consent in each instance.

  We hereby consent to the use of this opinion as an exhibit to the Registration Statement and the use of our name in the Registration Statement.

                                          Respectfully submitted,

                                          /s/ Sheppard, Mullin, Richter &
                                           Hampton LLP